ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 27th day of October, 2006, by and among TRI GLOBAL HOLDINGS, LLC, a Kentucky limited liability company ("Seller" or "Tri Global"), and PLATINA ENERGY GROUP, INC., a Delaware corporation ("Purchaser").

	EXPLANATORY STATEMENT

A.   As part of its business, Seller owns the assets as described in Section
1.1 below (the "Assets").

B. Purchaser desires to purchase and Seller desires to sell and transfer to Purchaser, all rights, title and interest in and to all the Assets.

NOW, THEREFORE, for and in consideration of the Explanatory Statement that shall be deemed a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree, represent and warrant as follows:

1.  Purchase and Sale of Assets.

1.1. Assets. Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer and assign to Purchaser free and clear of any and all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other adverse interests of any kind whatsoever, except as set forth in Schedule 1.2 attached hereto, all of the Assets, as set forth in Schedule 1.1 (the "Assets").

1.2. Purchase Price for Assets. The purchase price for the Assets is Twenty Two Thousand Five Hundred (22,500) shares (the "Shares") of the Purchaser's Series B Preferred Stock (the "Purchase Price") to be issued and delivered to Seller at Closing as defined below.

1.3. Inspection. Purchaser or its designee shall have the right to enter upon and inspect the Assets and all documents relating in any manner to the Assets at Purchaser's expense.

2. Liabilities of Seller. Purchaser has not and shall not assume any debts, liabilities and obligations of Seller and the Seller shall be and remain solely liable and responsible for all debts, obligations, duties, and liabilities of the Seller and shall indemnify and hold Purchaser harmless therefrom.

3. Creditor Matters. The transactions reflected by this Agreement are intended by the parties to be a contemporaneous exchange between the Seller and the Purchaser accomplished at Closing. The transactions reflected in this Agreement represent a regularly conducted, noncollusive sale, and have been negotiated by the parties in an arm's length manner with due regard for the respective obligations of the parties and value of the assets transferred.

4. Brokerage Commissions. Each party hereto represents to the other parties that it, he or she, as applicable, has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions reflected hereby.

5.  Representations and Warranties.

5.1. Representations and Warranties of Seller. The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing on the Closing Date that:

5.1.1. Due Organization; Good Standing, Authority of Seller. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kentucky. The Seller has full right, corporate power and authority to own, lease, operate and sell, transfer and convey any or all of its properties and assets, and to carry on its business. The Seller is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally unnecessary. The Seller is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Seller's Articles of Organization amended to the date of this Agreement (the "Articles") or bylaws, as amended to the date of this Agreement (the "Bylaws") or any valid contracts or lawful agreements to which the Seller is a party. No actions, proceedings or transactions have been commenced or undertaken by the Seller which (i) give or would give rights to any person or entity, other than the Purchaser, in any of the Assets or (ii) interfere with the consummation of the transactions contemplated by this Agreement.

5.1.2. Authorization and Validity of Agreements. The Seller has the legal capacity, right, power and authority to enter into this Agreement. The Seller has the full right, power and authority to execute, acknowledge, seal and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment, sealing and delivery of this Agreement by the Seller and the performance by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed, acknowledged and delivered by the Seller and is the legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms.

5.1.3. Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, acknowledgment, sealing, delivery, and performance of this Agreement by the Seller, and the consummation of the transactions reflected by this Agreement will not (a) violate or require any consent, approval, or filing under, (i) any common law, law, statute, ordinance, rule or regulation (collectively referred to throughout this Agreement as "Laws") of any federal, state or local government (collectively referred to throughout this Agreement as "Governments") or any agency, bureau, commission, instrumentality or judicial body of any Governments (collectively referred to throughout this Agreement as "Governmental Agencies"), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller, any of the Purchased Assets or any of the Seller and Seller's Shareholders are bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Assets pursuant to, (i) the Seller's Articles or Bylaws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract or other instrument, document or agreement to which the Seller is a party or by which the Seller or any of the Assets is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or any of the Assets is bound; and all permits, licenses and authorizations of any Government or Governmental Agency required to be obtained prior to the Closing have been obtained and were in full force and effect as of the Closing Date.



5.1.4. Conduct of Business in Compliance with Regulatory and Contractual Requirements. The Seller has conducted its business in compliance with all applicable Laws of the Government and Governmental Agencies and in compliance with all restrictions, covenants, agreements, contracts, commitments, understandings and arrangements applicable with respect thereto.

5.1.5. Legal Proceedings. Except as set forth in Schedule 6.1.5. there is no action, suit, proceeding, claim or arbitration, or any investigation by any person or entity, including, but not limited to, any Government or Government Agency, (i) pending, to which the Seller is a party, or (ii) challenging the Seller's right to execute, acknowledge, deliver, perform under or consummate the transactions reflected by this Agreement, or
(iii) asserting any right with respect to any of the Assets, and, in each such case, there is no known basis for any such action, suit, proceeding, claim, arbitration or investigation.

5.1.6. Tax Matters. The Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency. The Seller has duly and timely filed with all appropriate Governments and Governmental Agencies, all tax returns, information returns, and reports required to be filed by the Seller. The Seller has paid in full all taxes, interest, penalties, assessments and deficiencies owed by the Seller to all taxing authorities. All taxes and other assessments and levies which the Seller is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governments and Governmental Agencies or are properly held by the Seller for such payment. All claims by the IRS or any state taxing authorities for taxes due and payable by the Seller have been paid for the liabilities for unpaid taxes (whether or not disputed). The Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency.

5.1.7. Title of Assets. The Seller currently and as of the Closing Date has and will have, and Purchaser will acquire at Closing, sole and exclusive, good and marketable title to all of the Assets free and clear of any and all pledges, claims, threats, liens, restrictions, leases, security interests, charges and encumbrances, except as disclosed on Schedule 1.2 attached hereto and made a part hereof.

5.1.8. Adverse Conditions. The Seller does not have any knowledge of any past, present or future condition, state of facts or circumstances which has affected or which might affect adversely the Purchaser's full use of the Assets except as set forth in this Agreement.

5.1.9. Full Disclosure. This Agreement (including the Schedules and Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to the Seller which is not disclosed in this Agreement which does or may materially adversely affect the accuracy of the representations and warranties contained in this Agreement.

5.1.10. Disclaimer of Fraudulent Intent. The transactions described in this Agreement have been undertaken by Seller in good faith, considering its obligations to any person or entity to whom the Seller owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, claims (persons or entities holding such claims are called "Creditors" under this section), and have undertaken these transactions without any intent to hinder, delay or defraud any such Creditors, and either have disclosed in the ordinary course of business or will undertake to disclose to all such Creditors the existence of this transaction, and has not and will not conceal this transaction or the proceeds of this transaction from any such Creditors. Seller further represents and warrants that: (i) it will not retain possession or control of any of the property transferred as reflected in this Agreement; (ii) the Seller has not been sued or threatened with suit by any Creditor prior to the execution of this Agreement; (iii) the Seller has not removed or concealed any assets from any Creditors; (iv) the Seller has not incurred any individual or aggregate debt that is significantly greater than the normal and customary debts of the Seller in the ordinary course of business; and (v) the Seller believes in good faith that Seller will receive consideration reasonably equivalent to the value of the assets transferred under this Agreement.

5.1.11. Representations as to Solvency. Seller is solvent in that the fair value of its assets exceeds its liabilities and it is able to pay its lawful debts and obligations as they mature.

5.1.12 Restricted Securities. Seller acknowledges that all of the shares of Series B Preferred Stock to be issued by Purchaser as the Purchase Price in accordance with Section 1.2 above will be restricted securities and none of such securities may be sold or publicly traded except in accordance with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and that a standard Rule 144 legend restricting the transfer and sale of the shares will placed on all certificates representing such shares.

5.2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller, as of the date hereof and as of the Closing on the Closing Date that:

5.2.1. Due Organization; Good Standing; Power. Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Purchaser has full right, power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.

5.2.2. Authorization and Validity of Documents. The execution, delivery and performance by the Purchaser of this Agreement and the transactions reflected hereby, have been duly and validly authorized by the Purchaser. This Agreement has been duly executed, acknowledged, and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser when executed and delivered, will be legal, valid and binding obligations of the Purchaser, each enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

5.2.3. Capitalization. As of the date hereof, Purchaser's authorized capitalization consists of 100,000,000 shares of Purchaser's $.001 par value common stock ("Common Stock"), 70,000 shares of Purchaser's $.001 par value series A preferred stock ("Series A Preferred Stock"), 100,000 shares of Purchaser's Series B preferred stock ("Series B preferred stock") and 10,000 shares of Purchaser's $.001 par value Series C preferred stock ("Series C Preferred Stock") of which 17,629,731 shares of Common Stock and 20,000 shares of Series B Preferred Stock and no shares of Series C Preferred Stock are currently issued and outstanding. The Shares issued to the Seller pursuant to Section 1.3 of this Agreement have been duly authorized and when issued will be validly issued, fully paid and nonassessable.

5.2.4 SEC Filings. Purchaser has timely filed all forms, reports and documents required to be filed with the U.S. Securities and Exchange Commission ("SEC").

5.2.5. Tax Matters. The Purchaser is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency. The Purchaser has duly and timely filed with all appropriate Governments and Governmental Agencies, all tax returns, information returns, and reports required to be filed by the Seller. The Purchaser has paid in full all taxes, interest, penalties, assessments and deficiencies owed by the Seller to all taxing authorities. All taxes and other assessments and levies which the Purchaser is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governments and Governmental Agencies or are properly held by the Purchaser for such payment. All claims by the IRS or any state taxing authorities for taxes due and payable by the Purchaser have been paid for the liabilities for unpaid taxes (whether or not disputed). The Purchaser is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency.

6. Particular Covenants.

6.1. Affirmative Covenant of Seller. The Seller covenants, promises and agrees to:

6.1.1. Fully perform and comply with all covenants, promises and agreements hereunder which are required to be performed or complied with by the Seller.

6.1.2. Exert its best efforts to prevent the occurrence of any event which could result in any of Seller's representations and warranties contained in this Agreement not being true and correct at or as of the time immediately after the occurrence of such event, and the shall promptly notify the Purchaser of the occurrence of any event or the discovery of any fact which would cause any of their covenants, promises and agreements to be breached or violated of any of their representations and warranties to become not true and correct.

6.2. Affirmative Covenant of Purchaser. The Purchaser covenants, promises and agrees to:

6.2.1. Fully perform and comply with all covenants, promises and agreements hereunder which are required to be performed or complied with by the Purchaser.

6.2.2. Exert its best efforts to prevent the occurrence of any event which could result in any of Purchaser's representations and warranties contained in this Agreement not being true and correct at or as of the time immediately after the occurrence of such event, and the shall promptly notify the Seller of the occurrence of any event or the discovery of any fact which would cause any of their covenants, promises and agreements to be breached or violated of any of their representations and warranties to become not true and correct.

6.2.3.	At Closing, Purchaser shall have formed a Nevada corporation
("Newco") and (i) will have the Assets being purchased hereunder transferred to Newco, (ii) appoint Seller's sole shareholder, Steven Eversole as the President and Chief Executive Officer and a director of Newco and appoint Seller's designee as the Secretary and a director of Newco and (iii) appoint Blair Merriam, the President and a director of Purchaser, as the Vice President and third director of Newco.

6.2. Furnishing of Certain Information. If requested by Purchaser in conjunction with Securities Filings as defined below, the Seller (i) shall make, or cause to be made, available to Purchaser true, correct and complete copies of Seller's historical audited and interim financial statements for any periods prior to the Closing Date and such other information concerning Seller as Purchaser may request; (ii) shall permit Purchaser's independent public accountants to have access to the books and records of Seller so that any unaudited historical financial statements and other financial information of Seller and its subsidiaries, if any, can be reviewed or audited and (iii) shall permit such financial statements and other information concerning Seller to be disclosed in any public filing by Purchaser under or pursuant to the Securities Act or the Securities Exchange Act of 1933, as amended
("Securities Filings"). In addition, if requested by Purchaser in conjunction with Securities Filings, the Seller shall use its best efforts to cause Seller's independent public accountants to provide such information and assistance, including the execution and delivery of opinions and consents with respect to Seller's historical financial statements, as may be required by Purchaser for inclusion in any such Securities Filings.

7. Closing The closing of the transactions reflected herein shall be completed at the closing (referenced to throughout this Agreement as the "Closing") which shall occur at the law offices of Michael J. Tauger, 5445
DTC Parkway, Suite 520, Englewood, Colorado 80111, at 10:00 a.m., Mountain Standard Time, on or before November 30, 2006. At Closing, the following will occur:

7.1. Legal Opinion. Seller shall provide the Purchaser with a legal opinion of counsel satisfactory to Purchaser, substantially in the Form of Exhibit A hereto.

7.2. Seller, Officer Certificates. Seller shall provide the Purchaser with certificates as follows:

7.2.1. A certificate signed by the President or Chief Financial Officer of Seller, and dated as of the Closing Date and the date of this Agreement, certifying that (i) all representations and warranties of the Seller were true and correct in all material respects when made and all representations and warranties of the Seller made in Section 6.1 remain true and correct in all respects; (ii) all of the respective covenants, agreements, obligations and conditions of the Seller required to have been performed as of or prior to the Closing have been fully performed and complied with in all material respects; and (iii) all of the conditions to Purchaser's obligations under this Agreement required to be satisfied by the Seller by the Closing Date were satisfied and fulfilled;

7.2.2 A certificate signed by the Secretary of the Seller, and dated as of the Closing Date and the date of this Agreement, as to the incumbency of each officer of Seller executing this Agreement and the other agreements being delivered pursuant hereto, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate duly adopted by Seller's Board of Directors authorizing the execution and delivery of this Agreement by Seller and the performance by Seller of its obligations reflected in this Agreement.

8.  Indemnification.

8.1. Indemnification by Seller. The Seller shall defend, indemnify and hold harmless the Purchaser, its officers, directors, stockholders, agents, servants and employees and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

8.1.1. Any misrepresentation or breach by the Seller of any representation or warranty contained in this Agreement.

8.1.2. Any nonperformance, failure to comply or breach by Seller of any covenant, promise or agreement of the Seller contained in this Agreement except for those that Purchaser has specifically agreed to perform on behalf of the Seller as further set forth in this Agreement.

8.1.3.  Any debts, obligations, duties and liabilities of the Seller.

8.1.4. Any matter, act, thing or occurrence caused by or resulting from any act or omission of Seller prior to the Closing.

8.2. Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless the Seller, its officers, directors, stockholders, agents, servants and employees, and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

8.2.1. Any misrepresentations, omission, or breach by Purchaser of any representation or warranty contained in this Agreement.

8.2.2. Any nonperformance, failure to comply or breach by the Purchaser of any covenant, promise or agreement of the Purchaser contained in this Agreement.

9. Contingency. The transactions contemplated by this Agreement are specifically contingent upon Platina providing a minimum of $1,000,000 to fund the development of the assets being purchased and if the foregoing does not occur prior to March 15, 2007, the transactions hereunder shall be reversed at the option of the Seller.

10.  Miscellaneous.

10.1. Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement) shall survive the execution, acknowledgment and delivery of this Agreement and the consummation of the transactions reflected hereby.

10.2. Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either
(a) by personal delivery against a receipted copy, or (b) by certified or registered United States mail, return receipt requested, postage prepaid, to the following addresses:

(i)	If to Seller, to:
22 Saddlebrook Garden
London, KY 40744
Attn: Steven Eversole, Manager

(ii)  	If to the Purchaser, to:
Platina Energy Group, Inc.
200 West 17th Street, Suite 240
Cheyenne, WY 82001
Attn: Blair Merriam, President

With a copy to:
Law Offices of Michael J. Tauger
5445 DTC Parkway, Suite 520
Englewood, CO 80111

or to such other address of which written notice in accordance with this
Section 10.2 shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 10.2 and shall be deemed received when given in such manner.

10.3. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supercedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

10.4. Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

10.5. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

10.6. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

10.7. Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

10.8. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.10. Applicable Law; Jurisdiction and Venue; Service of Process. This Agreement was made in the State of Colorado, and shall be governed by, construed, interpreted and enforced in exclusive accordance with the laws of the State of Colorado. Any suits, proceedings or other actions relating to, arising out of or in connection with this Agreement shall be submitted to the in personam jurisdiction of the courts of the State of Colorado and venue for all such suits, proceedings and other actions shall be in the County of Arapahoe, Colorado. The Seller, each of the Seller's Shareholders and the Purchaser hereby waive any claim against or objection to in personam jurisdiction and venue in the courts of the County of Arapahoe, Colorado.

10.11. Legal Expenses. If any legal action is commenced to enforce any provision of this Agreement, the prevailing party in such legal action shall be entitled to receive, in addition to any damages or other legal remedy, his, her or its legal costs including but not limited to legal fees, court costs and expert fees, incurred in such action.

10.12. Remedies. The parties hereto acknowledge that in the event of a breach of this Agreement, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available by law, in equity, by statute or otherwise.

10.13. Further Assurances. Each party agrees to execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the other party may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

10.14. Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.

PURCHASER:					SELLER:

PLATINA ENERGY GROUP, INC.,     		TRI GLOBAL HOLDINGS, LLC,
a Delaware corporation		      a Kentucky limited liability company


By:  					By:
Blair Merriam, President		Steven Eversole, Manager

SCHEDULE 1.1
TO ASSET PURCHASE AGREEMENT

ASSETS

SCHEDULE 1.2
TO ASSET PURCHASE AGREEMENT

ADVERSE INTERESTS AGAINST THE ASSETS

SCHEDULE 5.1.5
TO ASSET PURCHASE AGREEMENT

LEGAL PROCEEDINGS

EXHIBIT A
TO ASSET PURCHASE AGREEMENT

LEGAL OPINION